Exhibit 99.1

Gaia Reports Second Quarter 2019 Results

Revenues Increase 32%, Loss From Operations Improves 30% on Disciplined Expense Management

BOULDER, CO, August 5, 2019 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 vs. Same Year-Ago Quarter

▪	32% increase in revenues driven by 26% subscriber growth
▪	Subscriber count increased to 582,200 from 463,200 on June 30, 2018
▪	Loss from operations reduced 30% to $4.5 million

“We continue to make meaningful progress on improving the ratio of subscriber life time value to cost per acquisition, achieving our target 3.5:1 ratio a quarter early,” said Jirka Rysavy, Gaia’s CEO. “We successfully completed our soft launch of the ‘Gaia Sphere’ at our campus in June, and we will begin actively marketing our $299 Live Access subscription with our second event in August.”

Paul Tarell, Gaia’s CFO said: “The second quarter of 2019 showed disciplined expense management on our planned path to EBITDA profitability by the end of September, which is anticipated to be at a subscriber level of 590,000-600,000.”

Second Quarter 2019 Financial Results

Revenues in the second quarter increased 32% to $13.2 million from $10.0 million in the year-ago quarter. This was primarily due to a 26% increase in paying subscribers since June 30, 2018.

Gross profit in the second quarter increased 31% to $11.4 million compared to $8.7 million in the year-ago quarter. Gross margin declined slightly to 86.4% versus 87.1% in the year-ago quarter primarily due to increased content amortization for shows that were released in the second quarter of 2019.

Total operating expenses in the second quarter increased to $15.7 million compared to $15.3 million in the year-ago quarter. Customer acquisition costs as a percentage of revenue declined to 57% in the second quarter of 2019 from 85% in the year-ago quarter. As a percentage of revenue, operating expenses declined to 119% in the second quarter from 153% in the year ago quarter.

Net loss in the second quarter was $4.5 million, or $(0.25) per share, compared to a net loss of $6.4 million, or $(0.36) per share, in the year-ago quarter.

As of June 30, 2019, Gaia had $17.5 million in cash.

Conference Call

Gaia is hosting a conference call today, August 5, 2019, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 394-8218 (or (323) 701-0225 for international callers), passcode 8370568. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until August 19, 2019 by dialing (844) 512-2921 (or (412) 317-6671 for international callers), passcode 8370568.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives undertaken by us, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands)	2019	2018
	(unaudited)
ASSETS
Current assets:
Cash	$17,477	$29,964
Accounts receivable	2,078	1,334
Prepaid expenses and other current assets	3,232	3,192
Total current assets	22,787	34,490
Building and land, net	22,328	21,688
Media library, software and equipment, net	33,296	27,623
Goodwill	17,289	10,609
Investments and other assets	13,725	12,741
Total assets	$109,425	$107,151
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$9,274	$7,993
Deferred revenue	6,699	5,029
Total current liabilities	15,973	13,022
Long-term debt	18,365	12,500
Deferred taxes	207	164
Total liabilities	34,545	25,686
Total equity	74,880	81,465
Total liabilities and equity	$109,425	$107,151

GAIA, INC.

Condensed Consolidated Statement of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues, net	$13,164	$10,000	$25,631	$19,138
Cost of revenues	1,785	1,290	3,385	2,471
Gross profit	11,379	8,710	22,246	16,667
Expenses:
Selling and operating	14,173	13,961	29,895	28,478
Corporate, general and administration	1,493	1,340	3,086	2,751
Total operating expenses	15,666	15,301	32,981	31,229
Loss from operations	(4,287)	(6,591)	(10,735)	(14,562)
Interest and other income (expense), net	(196)	160	(159)	177
Loss before income taxes	(4,483)	(6,431)	(10,894)	(14,385)
Income tax expense (benefit)	42	—	42	(1,826)
Loss from continuing operations	(4,525)	(6,431)	(10,936)	(12,559)
Income (loss) from discontinued operations	57	82	(258)	175
Net loss	$(4,468)	$(6,349)	$(11,194)	$(12,384)
Income (loss) per share-basic and diluted:
Continuing operations	$(0.25)	$(0.36)	$(0.60)	$(0.75)
Discontinued operations	—	—	(0.01)	0.01
Basic and diluted net loss per share	$(0.25)	$(0.36)	$(0.61)	$(0.74)
Weighted-average shares outstanding:
Basic and diluted	17,944	17,890	17,917	16,627

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